Exhibit 10.1

SECOND AMENDMENT

TO EMPLOYMENT AGREEMENT

AMENDMENT made effective the 11th day of August, 2005 to the Employment Agreement dated March 23, 1999, between Answerthink, Inc. (formerly known as AnswerThink Consulting Group, Inc.) (the “Company”) and John F. Brennan (the “Executive”).

WHEREAS the Company and the Executive have entered into the Employment Agreement dated March 23, 1999 (the “Employment Agreement”); and

WHEREAS the Company and the Executive have entered into that certain Amendment to Employment Agreement dated November 10, 2004; and

WHEREAS the Company and the Executive desire to further amend the Employment Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:

1. Section 3 of the Employment Agreement shall be amended in its entirety to read and provide as follows:

3. Position and Duties. The Executive shall serve as Corporate Development Officer during the Employment Period. As Corporate Development Officer, the Executive shall render executive, policy and other management services to the Chief Executive Officer of the Company of the type customarily performed by persons serving in a similar officer capacity. The Executive shall report to the Chief Executive Officer of the Company, except as otherwise determined by the Chief Executive Officer or the Board. The Executive shall also perform such duties as the Chief Executive Officer or the Board may from time to time reasonably determine and assign to the Executive. The Executive shall devote his reasonable best efforts and substantially full business time to the performance of his duties and the advancement of the business and affairs of the Company. Notwithstanding the foregoing, the Executive and the Company may mutually agree that the Executive is not obligated to devote his full business time to the Company; provided, however, that in no event will the Executive work less than 20 hours per week during the Employment Period. In the event the Executive works less than forty (40) hours per week, his base salary shall be reduced in the manner set forth in Section 5(a).

2. Section 5(a) of the Employment Agreement shall be amended and restated in its entirety to read and provide as follows:

(a) Base Salary. During the Employment Period, the Company shall pay Executive an annual base salary (the “Base Salary”), which shall be at the rate of $369,591. The Base Salary shall be reviewed no less frequently than annually and may be increased at the discretion of the Board. If the Executive’s Base Salary is increased, the increased amount shall be the Base Salary for the remainder of the Employment Period. Except as otherwise agreed in writing by the Executive, the Base Salary shall not be reduced from the amount previously in effect during the Employment Period. The Base Salary shall be payable biweekly or in such other installments as shall be consistent with the Company’s payroll practice. If the Executive works less than forty (40) hours in any one week, the Executive’s pay will be prorated accordingly.

3. A new Section 5(f) shall be added to the Employment Agreement and shall read as follows:

(f) Restricted Stock Units. Except as otherwise provided herein, all restricted stock units previously granted by the Company to the Executive shall fully vest and become nonforfeitable (and shares of stock shall be delivered to the Executive in satisfaction thereof) on December 31, 2005, to the extent that such restricted stock units are not vested or forfeited prior to such date.

4. Section 8(a) of the Employment Agreement shall be amended and restated in its entirety to read and provide as follows:

(a) Permitted Terminations. The Executive’s employment hereunder may be terminated during the Employment Period without any breach of this Agreement under the following circumstances:

(i) Death. The Executive’s employment hereunder shall terminate upon the Executive’s death.

(ii) By the Company. The Company may terminate the Executive’s employment:

(A) If the Executive shall have been unable to perform all of the Executive’s duties hereunder by reason of illness, physical or mental disability or other similar incapacity, which inability shall continue for more than three consecutive months; or

(B) for any other reason.

(iii) By the Executive. The Executive may terminate employment for any reason after October 31, 2005.

5. Section 9(a) of the Employment Agreement shall be amended and restated in its entirety to read and provide as follows:

(a) Death. If the Executive’s employment is terminated during the Employment Period as a result of the Executive’s death, (i) the Company shall pay the Executive’s estate, or as may be directed by the legal representatives of such estate, the Executive’s full Base Salary through the Date of Termination and all other unpaid amounts, if any to which the Executive is entitled as of the Date of Termination in connection with any fringe benefits or under any bonus or incentive compensation plan or program of the Company pursuant to Section 5(b) and (c) hereof, at the time such payments are due; (ii) the Executive’s rights with respect to stock options, shares of restricted stock and restricted stock units previously granted by the Company shall be fully vested and non-forfeitable (and shares of stock shall be delivered to the Executive’s estate, or as may be directed by the legal representatives of such estate, in satisfaction of restricted stock units) as of the Date of Termination; (iii) all deferred and incentive compensation or bonus amounts awarded by the Company to the Executive and other contingent or deferred compensation awards or grants made by the Company to the Executive, or otherwise made in connection with the Executive’s employment hereunder, shall become fully vested and non-forfeitable upon the Date of Termination; (iv) the Company shall pay the COBRA premiums for the Executive’s family until the Executive’s family ceases to be eligible for COBRA; and (v) the Company shall pay the Executive’s estate, or as may be directed by the legal representatives of such estate, an amount equal to Executive’s Base Salary, payable in equal installments on the Company’s regular salary payment dates (the “Severance Payments”) during the one-year period commencing on the Date of Termination (the “Initial Period”); provided, however, that in the event that the Initial Period straddles a calendar year end, then the amount of the Severance Payments which would have become due after such calendar year end shall be paid in a lump sum on the last regular salary payment date during the year of the Executive’s death so that no portion of the Severance Payments are paid after December 31st of the year of the Executive’s death. The Company shall have no further obligations to the Executive under this Agreement after the Executive’s death.

6. Section 9(b) of the Employment Agreement shall be amended and restated in its entirety to read and provide as follows:

(b) Disability. If the Company terminates the Executive’s employment during the Employment Period because of the Executive’s disability pursuant to Section 8(a)(ii)(A) hereof, (i) the Company shall pay the Executive the Executive’s full Base Salary through the Date of Termination and all other unpaid amounts, if any, to which the Executive is entitled as of the Date of Termination in connection with any fringe benefits or under any bonus incentive compensation plan or program of the Company pursuant to Sections 5(b) and (c) hereof, at the time such payments are due; provided, that payments so made to the Executive during any period that the Executive is unable to perform all of the Executive’s duties hereunder by reason of illness, physical or mental illness or other similar incapacity shall be reduced by the sum of the amounts, if any, payable to the Executive at or prior to the time of any such payment under disability plans of the Company and which amounts were not previously applied to reduce such payment; (ii) the Executive shall be entitled to retain, and the Company shall have no claim to, the personal computer (and all related equipment and software) supplied to the Executive by the Company during the Employment Period; (iii) the Executive’s rights with respect to stock options, shares of restricted stock and restricted stock units previously granted by the Company shall be fully vested and nonforfeitable (and shares of stock shall be delivered to the Executive in satisfaction of restricted stock units) as of the Date of Termination; (iv) all deferred and incentive compensation or bonus amounts awarded by the Company to the Executive and other contingent or deferred compensation awards or grants made by the Company to the Executive, or otherwise made in connection with the Executive’s employment hereunder, shall become fully vested and nonforfeitable upon the Date of Termination; (v) the Company shall pay the COBRA premiums for the Executive and his family until the earlier of (x) the time that the Executive and his family cease to be eligible for COBRA and (y) the time that the Executive becomes eligible for coverage from a subsequent employer; and (vi) during the Initial Period, the Company shall pay the Executive an amount equal to the Severance Payments. If the Initial Period straddles a calendar year end, then the amount of the Severance Payments which would have become due after such calendar year end shall be paid in a lump sum on the last regular salary payment date during the year in which the Executive’s employment terminates so that no portion of the Severance Payments are paid after December 31st of the year in which the Executive’s employment terminates.

7. Section 9(c) of the Employment Agreement shall be deleted in its entirety.

8. Section 9(d) of the Employment Agreement shall be amended and restated in its entirety to read and provide as follows:

(d) Termination. If the Executive’s employment is terminated during the Employment Period for any reason (other than for disability pursuant to Section 8(a)(ii)(A) or death pursuant to Section 8(a)(i) hereof) or if either party gives notice to the other party that it is terminating the term of employment pursuant to Section 2 hereof: (i) the Company shall pay the Executive his full Base Salary through the Date of Termination and all other unpaid amounts, if any, to which the Executive is entitled as of the Date of Termination in connection with any fringe benefits or under any bonus incentive compensation plan or program of the Company pursuant to Sections 5(b) and (c) hereof, at the time such payments are due; (ii) the Executive shall be entitled to retain, and the Company shall have no claim to, the personal computer (and all related equipment and software) supplied to the Executive by the Company during the Employment Period; (iii) except as provided below, the Executive’s rights with respect to stock options, shares of restricted stock and restricted stock units previously granted by the Company shall be fully vested and nonforfeitable (and shares of stock shall be delivered to the Executive in satisfaction of restricted stock units) as of the Date of Termination; (iv) the Company shall pay the COBRA premiums for the Executive and his family until the earlier of (x) the time that the Executive and his family cease to be eligible for COBRA and (y) the time that the Executive becomes eligible for coverage from a subsequent employer; and (v) during the Initial Period, the Company shall pay the Executive an amount equal to the Severance Payments. If the Initial Period straddles a calendar year end, then the amount of the Severance Payments which would have become due after such calendar year end shall be paid in a lump sum on the last regular salary payment date during the year in which the Executive’s employment terminates so that no portion of the Severance Payments are paid after December 31st of the year in which the Executive’s employment terminates.

With respect to any shares of Company common stock issued to the Executive in connection with any restricted stock units that vest and become nonforfeitable on the Date of Termination as a result of this Section 9(d), (i) such shares shall not be sold, pledged, assigned or otherwise encumbered by the Executive until October 31, 2006 and (ii) the Company shall withhold a number of such shares having a Fair Market Value (as defined in the AnswerThink, Inc. 1998 Stock Option and Incentive Plan), on the date the tax is to be determined, equal to an amount sufficient to satisfy the minimum federal, state, and local taxes required by law to be withheld with respect to such issuance. The share certificate issued to the Executive in connection with the vesting of such shares shall bear the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER AND CERTAIN OTHER AGREEMENTS REFERENCED IN THE EMPLOYMENT AGREEMENT BETWEEN THE ISSUER AND THE HOLDER DATED MARCH 23, 1999 AS AMENDED ON NOVEMBER 10, 2004 AND ON AUGUST 2nd, 2005. A COPY OF SUCH AGREEMENT MAY BE OBTAINED BY THE HOLDER HEREOF AT THE COMPANY’S PRINCIPAL PLACE OF BUSINESS WITHOUT CHARGE.

9. The definitions of “Beneficial Owner”, “Benefit Plan”, “Cause”, “Extended Period”, “Good Reason”, and “Other Agreements” in Section 21 of the Employment Agreement shall be deleted in their entirety.

10. The following new definitions shall be added to Section 21 of the Employment Agreement and shall read as follows:

“Bonus” is the annual and quarterly bonus(es) paid the Executive pursuant to any bonus plan maintained by the Company.

“COBRA” means the provisions of Section 4980B of the Code and Sections 601 through 608 of the Employee Retirement Income Security Act of 1974, as amended.

11. The definition of “Date of Termination” in Section 21 of the Employment Agreement shall be amended and restated in its entirety to read and provide as follows:

“Date of Termination” means (i) if the Executive’s employment is terminated by the Executive’s death, the date of the Executive’s death; (ii) if the Executive’s employment is terminated because of the Executive’s disability pursuant to Section 8(a)(ii)(A) hereof, 30 days after Notice of Termination, provided that the Executive shall not have returned to the performance of the Executive’s duties on a full-time basis during such 30-day period; (iii) if the Executive’s employment is terminated for any other reason, the date on which the Notice of Termination is given, and (iv) if either party gives notice to the other party that it is terminating the term of employment pursuant to Section 2 hereof, the last day of the Initial Term or Extended Term, as the case may be (or if earlier, a Date of Termination occurring pursuant to (i), (ii) or (iii) above).

12. The definition of “Initial Period” in Section 21 of the Employment Agreement shall be amended and restated in its entirety to read and provide as follows:

“Initial Period” is defined in Section 9(a) above.

13. The definition of “Severance Payments” in Section 21 of the Employment Agreement shall be amended and restated in its entirety to read and provide as follows:

“Severance Payments” is defined in Section 9(a) above.

14. Section 22 of the Employment Agreement shall be amended and restated in its entirety to read and provide as follows:

22. Vesting and Transaction Bonus Upon a Change of Control. In the event of a Change of Control during the Employment Period, and regardless of whether or not the Executive’s employment is terminated in connection with such Change of Control, (i) the Executive’s rights with respect to stock options, shares of restricted stock and restricted stock units held by the Executive as of the date of the Change of Control and granted by the Company shall be fully vested and nonforfeitable (and shares of stock shall be delivered to the Executive in satisfaction of restricted stock units); (ii) all deferred and incentive compensation or bonus amounts awarded by the Company to the Executive and other contingent or deferred compensation awards or grants made by the Company to the Executive, or otherwise made in connection with the Executive’s employment hereunder, shall become fully vested and nonforfeitable; and (iii) the Company shall pay the Executive an aggregate amount equal to two hundred percent (200%) of the sum of (A) Executive’s Base Salary and (B) Executive’s Bonus for the twelve month period immediately preceding the Change of Control (the “Transaction Bonus”), payable in a lump sum on the first regular salary payment date after the Change of Control occurs. Notwithstanding anything in this Agreement to the contrary, if the Executive receives the Transaction Bonus in accordance with this Section 22, the Executive shall not be entitled to any of the Severance Payments that are described in Section 9.

15. A new Section 23 shall be added to the Employment Agreement and shall read as follows:

23. Directors and Officers Insurance and Indemnification. The Company shall provide directors and officers insurance covering the Executive for events occurring during the Employment Period on terms at least as favorable as coverage provided to members of the Board of Directors of the Company from time to time, and the Company shall provide indemnification to the Executive to the full extent allowed by the law of its jurisdiction of incorporation, such indemnification to continue in accordance with its terms as in effect from time to time as to the Executive even if the Executive ceases to be an officer, director, employee or agent of the Company, and shall inure to the benefit of the Executive’s heirs, executors and administrators. The insurance and indemnification provided by the Company under this Section 23 shall apply to any indemnifiable or insurable acts or omissions of the Executive during the Employment Period as an officer, director or employee of the Company or any of its subsidiaries or affiliates, and the obligations of the Company under this Section 23 shall continue during the Employment Period and, after the Executive ceases to be a director, officer, employee or agent of the Company, during any period which the Executive may be liable for acts or omissions as an officer, director or employee of the Company or its subsidiaries or affiliates.

16. A new Section 24 shall be added to the Employment Agreement and shall read as follows:

24. IRC Section 409A Savings Clause. If any provision of this Agreement contravenes any regulations or guidance promulgated under Section 409A of the Code, the Company may reform this Agreement or any provision hereof to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A of the Code.

17. All other provisions of the Employment Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Agreement on August 2, 2005.

Answerthink, Inc.

Attest:

By:	/s/ Frank A. Zommerfeld	By:	/s/ Ted A. Fernandez
Name:	Ted A. Fernandez
Title:	Chairman and CEO

John F. Brennan
Attest:

By:	/s/ Frank A. Zommerfeld	/s/ John F. Brennan